SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 24, 2004

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-16217	33-0041789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification no.)

14315 West Hardy Road, Houston, Texas 77060

(Address of principal executive offices)

(281) 847-0029

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

June 24, 2004, Houston, TX – North American Technologies Group, Inc., (NASDAQ: NATK), and certain affiliates filed suit in state district court in Marshall, Texas against Sponsor Investments, LLC and Tie Investors, LLC today. The subject of the suit is the $14 million loan made by Sponsor and Tie Investors on or about February 2004. The suit alleges, among other things, that Sponsor and Tie Investors engineered the loan transaction to exact from NATK and certain affiliates compensation in an amount more than twice the legal rate of interest. NATK and certain affiliates seek the full relief available by law, including forfeiture by Sponsor of the option to purchase 49.9 percent of TieTek LLC, a refund of all other interest charges, and forfeiture of the $14,000,000 principal amount. The Company intends to pursue this claim vigorously.

Despite the pendency of this dispute, TieTek LLC will require infusions of capital throughout the remainder of the year to meet expenses and to complete the Houston upgrade and Marshall facilities. NATK has committed to meet these capital needs per its agreements, with or without Sponsor’s participation.

This report may contain forward-looking statements involving risks and uncertainties. Statements in this report that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to North American Technologies Group’s respective annual and quarterly reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

/s/ Kevin C. Maddox
Kevin C. Maddox, President and CEO

Dated: June 24, 2004